EXHIBIT 99

FOR IMMEDIATE RELEASE

Contacts:  Louis Adams, Chris Barnes, Media Relations      Lynn Schweinfurth, Laura Conn, Investor Relations
                (972) 770-4967, (972) 770-4959                       (972) 770-7228, (972) 770-5810

BRINKER INTERNATIONAL REPORTS
35% INCREASE IN FIRST QUARTER FISCAL 2006 EPS, ANNOUNCES 4.8% COMPARABLE STORE SALES GROWTH IN SEPTEMBER

DALLAS (Oct. 25, 2005) - Brinker International, Inc. (NYSE: EAT) reported net income of $31.8 million, or $0.36 diluted earnings per share, for the company's first quarter ended Sept. 28, 2005. Exclusive of certain special items, diluted earnings per share increased 35 percent to $0.50. For the same quarter of fiscal 2005, the company reported net income of $13.9 million, or $0.15 diluted earnings per share. Excluding special items, fiscal 2005 first quarter diluted earnings per share were $0.37. A reconciliation of reported net income to net income before special items is included in Table 2 below.

Doug Brooks, Brinker's Chairman and CEO, said, "The effectiveness of Chili's marketing and operating initiatives, paired with strong brand equity and a competitive value proposition, continue to drive excellent sales performance."

Highlights for the quarter include:

-          Declaration of the company's first quarterly dividend of $0.10 per share, payable in
            December.
-          Quarterly comparable store sales at Chili's of 6.1 percent.
-          44 new store openings.
-          The company continues to be active in its share repurchase program, purchasing 3.6 million shares during the quarter.

Revenue Growth

Brinker reported revenues for the 13-week period of $975.9 million, an increase of 12.0 percent compared with $871.0 million reported for the same period of fiscal 2005[1]. These revenue gains were primarily driven by a 3.7 percent increase in comparable store sales (see Table 1) and restaurant capacity growth of 7.1 percent. The company and its franchisees opened 44 restaurants in the first quarter.

 [1] Revenues exclude Corner Bakery.

Table 1:  Q1 Comparable store sales
Q1 06 and Q1 05, company and four reported brands; Percentage

	Q1 06 Comp-Store Sales	Q1 05 Comp-Store Sales	Q1 06 Price Increase	Q1 06 Mix-Shift
Brinker International	3.7	0.3	2.8	1.6
Chili's	6.1	(0.3)	3.3	2.4
Macaroni Grill	(1.6)	(2.4)	2.3	0.4
On The Border	(0.7)	7.7	1.7	(0.6)
Maggiano's	2.7	0.4	1.5	1.2

Operating Performance, Before Tax

Cost of sales, as a percent of revenues, increased from 27.9 percent to 28.2 percent or 30 basis points for the quarter. The increase was due to product mix-shift offset by menu price changes.

Restaurant expenses, as a percent of revenues, increased from 55.4 percent to 55.6 percent, driven by higher utilities and equity-based compensation of $2.4 million.

Depreciation and amortization for the first quarter 2006 compared to 2005, as a percent of revenues, declined from 5.0 percent to 4.8 percent, or 20 basis points. The change was driven by store closures and a declining depreciable asset base for older stores partially offset by new restaurants.

General and administrative expense increased approximately $10.9 million for the quarter, which included $4.6 million related to equity-based compensation in 2006 and an increase in performance-based incentives period over period.

Share Repurchases

The company repurchased approximately 3.6 million shares during the first quarter. At the end of the quarter, approximately $136.0 million was available under the company's share repurchase authorizations.

Special Items

Table 2:  Reconciliation of net income and description of special items
Q1 06 and Q1 05; $ millions and $ per diluted share after-tax

Item	Income Statement Line	Q1 06	Q1 06	Q1 05	Q1 05
Net Income		31.8	0.36	13.9	0.15
Gain on Sale of Real Estate	Restaurant Expenses	(2.1)	(0.02)
Equity-Based Compensation	Restaurant Expenses	1.8	0.02
Equity-Based Compensation	General & Administrative	3.6	0.04
Corner Bakery Charge[2]	Discontinued Ops	8.4	0.09
Gain on Sale of nine Chili's	Restaurant Expenses			(2.6)	(0.02)
Restructuring Charges	Restructure & Other	0.7	0.01
Big Bowl Impairment	Restructure & Other			10.1	0.10
Rockfish Impairment	Restructure & Other			14.1	0.14
Total special items		12.4	0.14	21.6	0.22
Net Income, before special items		44.2	0.50	35.5	0.37

September 2005 Comparable Store Sales

For the four-week period ending Sept. 28, 2005, comparable store sales increased 4.8 percent[3] (see Table 3).

2  This amount excludes profitability from Corner Bakery for the first quarter of approximately $1.7 million after tax, or $0.02 per diluted share.
3  Comparable store sales exclude Corner Bakery sales.

Table 3: Month of September Comparable store sales
Sept 06 and Sept 05; Percentage

	Sept 06 Comp-Store Sales	Sept 05 Comp-Store Sales	Sept 06 Price Increase	Sept 06 Mix-Shift
Brinker International[4]	4.8	(0.6)	3.0	1.9
Chili's	8.4	(1.1)	3.6	2.3
Macaroni Grill	(2.5)	(5.2)	2.3	1.2
On The Border	(2.5)	7.5	1.3	0.0
Maggiano's	3.8	0.8	1.5	2.9

Accounting Pronouncement

The company's estimate for its full-year fiscal 2006 earnings per diluted share reflects the non-cash, incremental impact of FSP 13-1, "Accounting for Rental Costs Incurred During a Construction Period," issued on Oct. 6, 2005. FSP 13-1 is effective for the third quarter of fiscal 2006 and requires the company to prospectively expense rental costs associated with ground or building operating leases incurred during a construction period. Brinker previously capitalized these costs. The company estimates that FSP 13-1 will negatively impact earnings per diluted share $0.02 to $0.03 for fiscal 2006.

Second Quarter and Full Fiscal Year 2006 Forecast

The company's initial estimate for its second quarter fiscal 2006 earnings per diluted share from continuing operations is $0.56 to $0.58, excluding special items. Incremental equity-based compensation expense for the second quarter is estimated to be approximately $11 million ($8 million after tax), or a decrease in earnings per diluted share of $0.09. This guidance assumes comparable store sales of 3 percent to 4 percent and weighted average shares of 89 million to 90 million.

4  September 2005 Brinker comparable-store sales were negatively impacted 0.6 percent by the storms in the Southeastern United States.  By reported brand, comparable-store sales were negatively impacted 0.7 percent at Chili's, 0.3 percent at Macaroni Grill, 0.2 percent at Maggiano's and 0.4 percent at On The Border.

The company anticipates full-year fiscal 2006 earnings per diluted share from continuing operations to be $2.34 to $2.43, excluding special items (see Table 4). Incremental equity-based compensation expense for the year is estimated to be approximately $31 million to $33 million ($24 million to $26 million after tax), or a decrease in earnings per diluted share of $0.27 to $0.29. This assumes comparable store sales of 3 percent to 4 percent and weighted average shares of 89 million to 90 million.

Table 4: Breakdown of Forecast Components
Full Year 06; $ per diluted share

Components	Continuing Operations	Discontinued Operations	Total FY 06
EPS, before special items & FSP 13-1	2.37-2.45	0.03	2.40-2.48
Impact of FSP 13-1	(0.02)-(0.03)	-	(0.02)-(0.03)
EPS, before special items	2.34-2.43	0.03	2.37-2.46
Special Items	(0.27)-(0.29)	(0.07)	(0.34)-(0.36)
EPS	2.05-2.16	(0.04)	2.01-2.12

Web-cast Information

Investors and interested parties are invited to listen to today's conference call, as management will provide further details of the quarter and an outlook for future periods. The call will be broadcast live on the Brinker Web site (http://www.brinker.com) at 9 a.m. CDT today (Oct. 25). For those who are unable to listen to the live broadcast, a replay of the call will be available shortly thereafter and will remain on the Brinker Web site until the end of the day on Nov. 8, 2005.

Forward Calendar

Period 4 (October) sales - Nov. 9, 2005, after the market closes.

At the end of the first quarter of fiscal 2006, Brinker International either owned, operated, or franchised 1,603 restaurants under the names Chili's Grill & Bar (1,100 units), Romano's Macaroni Grill (237 units), Maggiano's Little Italy (35 units), On The Border Mexican Grill & Cantina (138 units), and Corner Bakery Cafe (93 units).

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by general business and economic conditions, the impact of competition, the impact of acquisitions and divestitures, the seasonality of the company's business, adverse weather conditions, future commodity prices, fuel and utility costs and availability, terrorists acts, consumer perception of food safety, changes in consumer taste, changes in demographic trends, availability of employees, unfavorable publicity, the company's ability to meet its growth plan, acts of God, governmental regulations, and inflation.

# # #

BRINKER INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

Thirteen Week Periods Ended
	September 28,	September 29,
	2005	2004

Revenues	$ 975,896	$ 870,965

Operating Costs and Expenses:
Cost of sales	275,158	243,179
Restaurant expenses (a)	542,772	482,759
Depreciation and amortization	46,711	43,954
General and administrative (b)	47,138	36,227
Restructure charges and other impairments	1,167	46,704
Total operating costs and expenses	912,946	852,823

Operating income	62,950	18,142

Interest expense	5,367	7,092
Other, net	(164)	442

Income before tax (expense) benefit	57,747	10,608
Income tax (expense) benefit	(19,305)	5,068

Income from continuing operations	38,442	15,676

Loss from discontinued operations, net of tax (c)	(6,688)	(1,767)

Net income	$ 31,754	$ 13,909

Basic net income per share:
Income from continuing operations	$ 0.44	$ 0.17
Loss from discontinued operations	$ (0.08)	$ (0.02)
Net income per share	$ 0.36	$ 0.15

Diluted net income per share:
Income from continuing operations	$ 0.43	$ 0.17
Loss from discontinued operations	$ (0.07)	$ (0.02)
Net income per share	$ 0.36	$ 0.15

Basic weighted average
shares outstanding	87,807	89,761

Diluted weighted average
shares outstanding	89,233	98,730

a)       Current year restaurant expenses include:

      A $3.3 million gain on the sale of real estate.
      A $2.4 million equity-based compensation charge.

          Prior year restaurant expenses include:

      A $3.8 million gain as a result of the sale of nine Chili's to a franchise partner.

b)   Current year general and administrative expenses include equity-based compensation expense of $4.6 million.
c)   Current year loss from discontinued operations includes an estimated after-tax loss on the sale of $9.4 million and an after-tax reduction in depreciation expense of $1.0 million.

BRINKER INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 28,	June 29,
	2005	2005
	(Unaudited)
ASSETS
Current assets of continuing operations	$ 230,646	$ 233,123
Current assets of discontinued operations	82,815	79,842
Net property and equipment	1,668,832	1,646,466
Total other assets	195,869	196,693
Total assets	$ 2,178,162	$ 2,156,124

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities of continuing operations	$ 463,503	$ 419,564
Current liabilities of discontinued operations	18,893	10,400
Long-term debt, less current installments	506,824	406,505
Other liabilities	191,276	219,373
Total shareholders' equity	997,666	1,100,282
Total liabilities and shareholders' equity	$ 2,178,162	$ 2,156,124

BRINKER INTERNATIONAL, INC.
UNITS SUMMARY

	Total Units	First Quarter Fiscal 2006	First Quarter Fiscal 2006	Total Units	Projected Openings
	June 29, 2005	Openings	Sales/Closings	Sept. 28, 2005	Fiscal 2006

Company-Owned Units:
Chili's	811	22	(3)	830	97-100
Macaroni Grill	220	4	(1)	223	6-7
Maggiano's	33	2	-	35	4-5
On The Border	117	2	-	119	6-8
Corner Bakery	87	3	-	90	7-9
	1,268	33	(4)	1,297	120-129

JV/Franchise Units:
Chili's	263	10	(3)	270	25-30
Macaroni Grill	15	-	(1)	14	4-5
On The Border	18	1	-	19	3-4
Corner Bakery	3	-	-	3	0-1
	299	11	(4)	306	32-40

Total Units:
Chili's	1,074	32	(6)	1,100	122-130
Macaroni Grill	235	4	(2)	237	10-12
Maggiano's	33	2	-	35	4-5
On The Border	135	3	-	138	9-12
Corner Bakery	90	3	-	93	7-10
	1,567	44	(8)	1,603	152-169

FOR ADDITIONAL INFORMATION, CONTACT:
LYNN SCHWEINFURTH
INVESTOR RELATIONS
(972) 770-7228
6820 LBJ FREEWAY
DALLAS, TEXAS 75240